Exhibit 10.4

First State Bank

Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of March 8, 2024 (the “Effective Date”), by and between First State Bank (the “Employer”), a wholly-owned banking subsidiary of Tri-County Financial Group, Inc. (the “Company”), and Lana J. Eddy (“Executive,” and together with the Employer, each a “Party” and collectively, the “Parties”).

Recitals

A. The Employer desires to employ Executive as the Chief Financial Officer and Cashier of the Employer pursuant to the terms of this Agreement, and Executive desires to be employed pursuant to the terms of this Agreement.

B. The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either the Employer or Executive may make to terminate this Agreement.

C. The Parties desire to enter into this Agreement as of the Effective Date and, to the extent provided herein, to have this Agreement supersede all of the terms of all prior employment agreements between the Parties, whether or not in writing, and any such prior employment agreements shall become null and void as of the Effective Date, and the parties thereunder shall have no rights or interests therein.

Agreements

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1. Employment Period. The Employer shall employ Executive, and Executive shall be so employed, during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on the date that is one year following the Effective Date, provided that beginning on the Effective Date, the Employment Period shall automatically be extended by one (1) day for each day that passes, so that the Employment Period shall always be one year, unless sooner terminated as provided herein.

2. Duties. During the Employment Period, Executive shall devote Executive’s full business time, energies and talents to serving as the Employer’s Chief Financial Officer and Cashier at the direction of the President and Chief Executive Officer of the Employer (the “CEO”). Executive shall have such duties and responsibilities as may be assigned to Executive from time to time by the CEO, which duties and responsibilities shall be commensurate with Executive’s position, shall perform all duties assigned to Executive faithfully and efficiently, subject to the direction of the CEO and shall have such authorities and powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the responsibilities and duties required of Executive hereunder. Executive shall perform the duties required by this Agreement at the Employer’s Mendota, Illinois headquarters, or such other location agreed to by the Parties, unless the nature of such duties requires otherwise. Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the CEO, inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Employer or an Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Employer or any Affiliate) or hold any other position with any business without receiving the prior written consent of the CEO.

3. Compensation and Benefits. Subject to the terms of this Agreement, during the Employment Period, while Executive is employed by the Employer, the Employer shall compensate Executive for Executive’s services as follows:

(a) Annual Base Salary. Executive shall be compensated with a salary at an annual rate of Two Hundred Twenty Thousand Dollars ($220,000) (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Employer then in effect. Executive’s Annual Base Salary shall be reviewed annually thereafter in accordance with the Employer’s normal salary review practices. Executive’s Annual Base Salary shall be pro-rated for Executive’s first year of employment.

(b) Annual Incentive Bonus. At the sole discretion of the Board, Executive shall be eligible to receive a discretionary annual incentive bonus (each, the “Incentive Bonus”) from the Employer for each fiscal year ending during the Employment Period. Executive must be employed by the Employer on the date of payment of the Incentive Bonus in order to be eligible to receive such bonus. Executive’s Incentive Bonus, if any, for Executive’s first year of employment shall be pro-rated.

(c) Reimbursement of Expenses. The Employer shall reimburse Executive, in accordance with and subject to Executive’s compliance with the Employer’s expense reimbursement policy, for Executive’s necessary and reasonable out-of-pocket expenses incurred in the ordinary course of performance of Executive’s duties hereunder.

(d) Other Benefits. During the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all benefit plans and programs of the Employer as may be in effect from time to time with respect to similarly situated executives employed by the Employer. The Employer, or its applicable affiliate, may amend or terminate any and all such benefits plans and programs at any time and from time to time.

4. Rights upon Termination. Executive’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:

(a) Minimum Benefits. If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the Minimum Benefits in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law. Any Minimum Benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within thirty (30) days after the Termination Date.

(b) Termination for Cause; Death; Disability; Voluntary Resignation; Executive Non-Renewal. If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause, Executive’s death or Disability, or a voluntary termination by Executive or if Executive provides notice of non-renewal of this Agreement, then, other than the Minimum Benefits, Executive shall have no right to benefits under this Agreement (and the Employer and its Affiliates shall have no obligation to provide any such benefits) for periods after the Termination Date.

(c) Termination other than a Termination for Cause. If Executive’s employment is subject to a Qualifying Termination, then, in addition to the Minimum Benefits, subject to the Release requirements of Section 5 and the Executive meeting the restrictive covenants under Section 7, the Employer shall pay Executive a lump sum payment in an amount equal to the Severance Amount on the first Employer payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, but in no event later than two and one-half months (2½) months following the end of the year in which the Termination Date occurs.

(d) Other Benefits. Executive’s rights following a termination of employment with the Employer and its Affiliates for any reason with respect to any benefits, incentives or awards provided to Executive pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Employer or an Affiliate, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein.

(e) Removal from any Boards and Positions. Upon Executive’s termination of employment for any reason under this Agreement, Executive shall be deemed to resign (i) if a member, from the Board and the board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Employer, (ii) from each position with the Employer, or any Affiliate, including as an officer of the Employer, or any of its Affiliates and (iii) as a fiduciary of any employee benefit plan of the Employer or any of its Affiliates.

5. Release. Notwithstanding any provision of this Agreement to the contrary, no payment shall be owed to Executive under Section 4(c) unless Executive executes and delivers to the Employer a Release within forty-five (45) days following the Termination Date, and any applicable revocation period has expired prior to the sixtieth (60th) day following the Termination Date. Except as specifically provided herein, the Employer shall have no further obligations to Executive under this Agreement following Executive’s termination of employment for any reason.

6. Excise Tax Limitation. It is the intention of the Parties that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an “excess parachute payment,” as such term is defined under Code Section 280G and the regulations promulgated thereunder. The present value of payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on (i) a change in the ownership or effective control of the Employer or any of its Affiliates, or (ii) a change in the ownership of a substantial portion of the assets of the Employer or any of its Affiliates (in each case, within the meaning of Code Section 280G and the regulations promulgated thereunder), and to which Code Section 280G applies, shall not exceed an amount equal to $1.00 less than the maximum amount that may be paid without a loss of deduction under Code Section 280G(a). Any modification, reduction or elimination of payments necessary to accomplish the foregoing shall be done in accordance with applicable provisions of Code Section 409A.

7. Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Employer and its Affiliates (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Employer and its Affiliates and the ability of each to continue its business and, therefore, Executive hereby agrees to be bound by the restrictions contained in this Section 7 (the “Restrictive Covenants”).

(a) Confidential Information.

(i) Executive acknowledges that, during the course of Executive’s employment with the Employer, Executive may produce and have access to confidential and/or proprietary, non-public information concerning the Employer or its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Executive shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Employer, either during or after Executive’s employment with the Employer, except to the extent such disclosure is authorized in writing by the Employer, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties hereunder. If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Employer or any of its Affiliates, or Executive’s activities in connection with the business of the Employer or any of its Affiliates, Executive shall immediately notify the Employer of such subpoena, court order or other requirement and deliver forthwith to the Employer a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive shall abide by the Employer’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and its Affiliates.

(ii) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

(iii) Nothing contained in this Section 7(a) shall limit Executive’s ability to file a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Executive acknowledges that this Section 7(a) does not limit (i) Executive’s ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (ii) Executive’s right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.

(b) Documents and Property.

(i) All records, files, documents and other materials or copies thereof relating to the business of the Employer or its Affiliates that Executive prepares, receives or uses shall be and remain the sole property of the Employer and, other than in connection with the performance by Executive of Executive’s duties hereunder, shall not be removed from the premises of the Employer or any of its Affiliates without the Employer’s prior written consent, and shall be promptly returned to the Employer upon Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(ii) Executive acknowledges that Executive’s access to and permission to use the Employer’s and any Affiliate’s computer systems, networks and equipment, and all Employer and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Employer. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited except that Executive may use an Employer-provided computer for reasonable personal use in accordance with the Employer’s technology use policy as in effect from time to time. The restrictions contained in this Section 7(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Employer or any Affiliate. Executive shall not transfer any Employer or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Employer. Upon the termination of Executive’s employment with the Employer for any reason, Executive’s authorization to access and permission to use the Employer’s and any Affiliate’s computer systems, networks and equipment, and any Employer and Affiliate information contained therein, shall cease.

(c) Remedies for Breach of Restrictive Covenant. Executive has reviewed the provisions of this Agreement with legal counsel or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 7 are reasonable in all respects. Executive further acknowledges that the restrictions contained in this Section 7 are reasonable and necessary for the protection of the legitimate business interests of the Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Employer and such interests, and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive, as the case may be.

(d) Other Agreements. In the event of the existence of any other agreement between the Parties that contains restrictive covenants that conflict with any of the provisions of this Section 7, then the more restrictive of such provisions from such agreements shall control for the period during which such agreements would otherwise be in effect.

8. Regulatory Suspension and Termination.

(a) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Employer by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended (“FDIA”), the Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion: (i) pay Executive all or part of the compensation withheld while the obligations herein were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Employer by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the FDIA, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.

(c) If the Employer is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the FDIA, all obligations of the Employer under this Agreement shall terminate as of the date of default, but this subsection shall not affect any vested rights of the Parties.

(d) All obligations of the Employer under this Agreement shall be terminated, except to the extent it is determined by the Federal Deposit Insurance Corporation (the “FDIC”) that continuation of the Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the FDIA, or when the Employer is determined by any appropriate regulator of the Employer to be in an unsafe or unsound condition. Any rights of the Parties that have already vested, however, shall not be affected by such action.

(e) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. § 1828(k)) of the FDIA.

9. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employer:

Tri-County Financial Group, Inc.
Attention: Chief Executive Officer
706 Washington Street,

Mendota, IL 61342

If to Executive: Executive’s last address on file with the Employer or to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

10. Applicable Law; Arbitration; and Attorney’s Fees. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

12. Withholding of Taxes. The Employer and its Affiliates may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation or ruling.

13. No Assignment. Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 13, the Employer shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns.

15. Amendment. Except as provided under Section 16, this Agreement may not be amended or modified except by written agreement signed by the Parties.

16. Code Section 409A.

(a) This Agreement may be amended to the extent necessary (including retroactively) by the Employer, without Executive’s consent, to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement, provided that the Employer is under no obligation to amend this Agreement for purposes of Code Section 409A. If it is determined that any payments or benefits due hereunder upon Executive’s termination of employment are subject to Code Section 409A, no such payments or benefits shall be payable unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Section 16 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Employer does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code. For purposes of Code Section 409A, each payment hereunder and any installment payments shall be deemed separate payments.

(b) Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a “specified employee” (as defined in Code Section 409A) as of the Termination Date, then the six (6)-month payment delay rule under Code Section 409A shall apply as set forth therein, to the extent applicable. All delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death). Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

17. Waiver. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

18. Survival. The provisions of Sections 5 through 21 shall survive the termination of this Agreement.

19. Representations by Executive. Executive acknowledges and agrees that:

(a) Executive has been and hereby is advised in writing to consult with an attorney prior to executing this Agreement; and

(b) Executive was given at least fourteen (14) days to consider whether to execute this Agreement, although Executive may execute it sooner if desired.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing an original signature.

21. Definitions. As used in this Agreement, the terms defined in this Section 21 have the meanings set forth below.

(a) “Affiliate” means each company, corporation, partnership, financial institution or other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Employer, where “control” means (i) the ownership of more than fifty percent (50%) of the Voting Securities or other voting or equity interests of any corporation, partnership, joint venture or other business entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

(b) “Agency” has the meaning set forth in Section 7(a)(iii).

(c) “Agreement” has the meaning set forth in the Preamble.

(d) “Annual Base Salary” has the meaning set forth in Section 3.

(e) “Board” means the board of directors of the Employer.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company” has the meaning set forth in the Preamble.

(h) “Confidential Information” has the meaning set forth in Section 7(a)(i).

(i) “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) consecutive months under an accident or health plan covering employees of the Employer.

(j) “Effective Date” has the meaning set forth in the Preamble.

(k) “Employer” has the meaning set forth in the Preamble.

(l) “Employment Period” has the meaning set forth in Section 1.

(m) “Executive” has the meaning set forth in the Preamble.

(n) “FDIA” has the meaning set forth in Section 8(a).

(o) “FDIC” has the meaning set forth in Section 8(d).

(p) “Incentive Bonus” has the meaning set forth in Section 3.

(q) “Minimum Benefits” means, as applicable, the following:

(i) Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date; and

(ii) Executive’s accrued but unpaid vacation time for the period ending on the Termination Date, if any.

(r) “Parties” has the meaning set forth in the Preamble.

(s) “Qualifying Termination” means the termination of Executive’s employment with the Employer, following the Effective Date and prior to the end of the Employment Period, by the Employer other than a Termination for Cause (excluding, for the avoidance of doubt, any termination as a result of Executive’s death or Disability).

(t) “Release” means a general release and waiver which is reasonably acceptable to the Employer.

(u) “Restrictive Covenants” has the meaning set forth in Section 7.

(v) “Severance Amount” means, for a Qualifying Termination that occurs during the Employment Period, an amount equal to one hundred percent (100%) of Executive’s Annual Base Salary as of Executive’s Termination Date.

(w) “Termination Date” means the date of termination of Executive’s employment with the Employer for any reason.

(x) “Termination for Cause” means only a termination of Executive’s employment with the Employer as a result of:

(i) Executive’s willful and continuing failure, that is not remedied within twenty (20) days after receipt of written notice of such failure from the Employer, to perform Executive’s obligations hereunder;

(ii) Executive’s conviction of, or the pleading of nolo contendere to, a crime of embezzlement or fraud or a felony under the laws of the United States or any state thereof;

(iii) Executive’s breach of fiduciary responsibility;

(iv) an act of dishonesty by Executive that is materially injurious to the Employer or any of its Affiliates;

(v) Executive’s material violation of any of the Employer’s or the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or

(vi) Executive’s willful unauthorized disclosure of Confidential Information.

(y) “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

(z) “Whistleblower Program” has the meaning set forth in Section 7(a)(iii).

[Signature Page Follows]

In witness whereof, the Parties have executed this Agreement as of the Effective Date.

First State Bank		Lana J. Eddy

By:	/s/ Timothy McConville	/s/ Lana J. Eddy
(Signature)
Name:	Timothy McConville	[●]
(Address)
Its:	CEO of Tri-County Financial Group, Inc.	[●]
(Address)

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